Permian Resources Announces Strong Fourth Quarter 2023 Results and Provides Highly Capital Efficient Full Year 2024 Plan
MIDLAND, Texas – February 27, 2024 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its fourth quarter and full year 2023 financial and operational results and 2024 operational plans.
Permian Resources’ full year and fourth quarter 2023 information discussed within this release includes results from Earthstone Energy, Inc. (“Earthstone”) for the months of November and December, unless otherwise specified.
Fourth Quarter 2023 Financial and Operational Highlights
•Closed $4.5 billion Earthstone acquisition on November 1, enhancing Permian Resources’ position as the second largest Permian pure-play E&P with a >$15 billion enterprise value
◦Earthstone synergy capture ahead of schedule
•Continued strong well performance combined with closing of the Earthstone acquisition drove crude oil and total average production to 137 MBbls/d and 285 MBoe/d
•Decreased controllable cash costs by 8% quarter-over-quarter to $7.33 per Boe, driven primarily by lower LOE and continued focus on cost control
•Announced accrued capital expenditures of $423 million and cash capital expenditures of $458 million
•Reported net cash provided by operating activities of $846 million and adjusted free cash flow of $332 million (cash capital expenditures), or $0.47 per adjusted basic share
•Delivered total return of capital of $183 million, or $0.24 per share:
◦Quarterly base dividend of $0.05 per share
◦Variable dividend of $0.10 per share
◦Repurchased 5.0 million shares for $67 million at an average weighted price of $13.32 per share
•Since November 1, added ~14,000 net acres and ~5,300 net royalty acres located in the core of the Delaware Basin
Full Year 2023 Financial and Operational Highlights
•Met or outperformed all of PR standalone’s guidance, significantly exceeding production targets while remaining within original budget on capex and controllable cash costs
•Generated peer-leading total production growth per debt-adjusted share of ~35%
•Delivered ~$324 million, or $0.47 per share, in dividends to shareholders
•Repurchased 10.0 million shares for ~$125 million at an average weighted price of $12.46 per share
•Replaced >100% of PR standalone’s developed locations in 2023 through successful portfolio optimization transactions, effectively increasing inventory life
2024 Financial and Operating Plan
•Announced highly capital efficient operating plan underpinned by consistent well performance, lower well costs and continued cost discipline
◦Crude oil and total average production guidance of 145 to 150 MBbls/d and 300 to 325 MBoe/d
◦Total cash capital expenditure budget of $1.9 to $2.1 billion

◦Total controllable cash costs of $7.40 to $8.60 per Boe
•Increasing quarterly base dividend by 20% to $0.06 per share, as previously announced
Management Commentary
“In our first full year, Permian Resources had an outstanding 2023, accomplishing all our goals laid out last February. On a standalone basis, the Company delivered oil production at the high-end of our 2023 guidance range, while staying within our capex budget,” said Will Hickey, Co-CEO of Permian Resources. “During the fourth quarter, Permian Resources reported another strong quarter of production outperformance and operational improvements in the midst of closing the Earthstone acquisition. The combined team is exceeding expectations associated with the Earthstone integration and is on-track to reach key operational synergy run rates well ahead of the originally scheduled targets.”
“We are excited to announce our 2024 operational and financial plan, which combines consistent year-over-year well productivity with lower costs and other optimized key inputs to deliver even better capital efficiency than we realized in 2023,” said James Walter, Co-CEO of Permian Resources. “Most importantly, our 2024 plan allows us to maximize shareholder value by delivering industry leading per share annual growth across production, cash flow and free cash flow.”
Financial and Operational Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the fourth quarter, delivering robust well results while successfully integrating the Earthstone acquisition. During the quarter, average daily crude oil production was 136,590 barrels of oil per day (“Bbls/d”), a 52% increase compared to the prior quarter. Fourth quarter total production averaged 285,161 barrels of oil equivalent per day (“Boe/d”).
“In addition to the contribution from incoming Earthstone production, our strong fourth quarter production results were driven by better than expected well performance and minimal production downtime despite winter weather,” said Will Hickey, Co-CEO. “For the full year 2023, our operations team delivered consistent well productivity year-over-year, demonstrating the quality of our high-return, long-dated inventory.”
In the fourth quarter, the Company continued to realize drilling and completions efficiencies while incorporating legacy Earthstone rigs and fleets into its program. Total cash and accrued capital expenditures (“capex”) for the fourth quarter were $458 million and $423 million, respectively.
Realized prices for the fourth quarter were $76.61 per barrel of oil, $1.50 per Mcf of natural gas and $21.57 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T costs.
The Company demonstrated strong cost control in the fourth quarter, with total controllable cash costs (LOE, GP&T and cash G&A) decreasing 8% quarter-over-quarter to $7.33 per Boe. Fourth quarter LOE was $4.97 per Boe, GP&T was $1.19 per Boe and cash G&A was $1.17 per Boe, representing 8%, 9% and 2% decreases compared to the prior quarter, respectively.
For the fourth quarter, Permian Resources generated net cash provided by operating activities of $846 million and adjusted free cash flow1 of $332 million (or $367 million, utilizing accrued capex), or $0.47 per adjusted basic share.
Permian Resources continues to maintain a strong financial position and low leverage profile upon closing the Earthstone acquisition. At December 31, 2023, the Company had $73 million in cash on hand and no amounts drawn under its revolving credit facility. Net debt-to-LQA EBITDAX1 at December 31, 2023 was approximately 1x.

Earthstone Integration Update
On November 1, 2023, Permian Resources closed the $4.5 billion Earthstone acquisition that was announced on August 21, 2023. The acquisition enhances Permian Resources’ position as a leading Delaware Basin independent and creates value for the combined shareholder base through significant accretion to all relevant metrics and accelerated return of capital.
Integration of Earthstone has been underway since closing, and both integration and synergy capture are ahead of schedule. Operationally, Permian Resources’ team has been making extensive progress in the field, achieving a 50% reduction in downtime on legacy Earthstone’s Midland Basin asset since close. Permian Resources was able to improve drilling and completion efficiencies during the fourth quarter by approximately 35% and 20%, respectively, compared to legacy Earthstone’s first half 2023 results. As a result of higher efficiencies and the benefits of increased scale, Permian Resources has already achieved a 12% reduction in drilling and completions (“D&C”) as compared to Earthstone’s historical well costs. Additionally, G&A synergies are on-track, with key contributors from both companies fully integrated into the organization. Permian Resources remains confident in its ability to deliver the originally announced $175 million in annual synergies and is now expecting to realize announced synergies ahead of schedule.
2024 Operational Plans and Targets
With a focus on capital returns, Permian Resources’ 2024 operational budget delivers a highly capital efficient plan that maximizes free cash flow and value for its investors. Assuming planned activity levels and current commodity prices, the Company expects its full year oil and total production to average approximately 145 to 150 MBbls/d and 300 to 325 MBoe/d, respectively. During 2024, Permian Resources expects its well productivity to remain strong year-over-year as a result of its deep inventory of primary Delaware Basin zones and methodical development philosophy.
The estimated fiscal year 2024 cash capex budget is approximately $1.9 billion to $2.1 billion, with approximately 75% allocated to drilling and completions with the remaining 25% allocated to facilities, infrastructure, capital workover and non-operated capex. Permian Resources expects to turn-in-line (“TIL”) approximately 250 gross wells, with an average working interest of approximately 75% and 8/8ths net revenue interest of approximately 79%. The Company also expects its average completed lateral length during 2024 to be approximately 9,300 feet. Importantly, the Company’s capital budget is underpinned by an approximately 10% reduction in D&C costs per foot expected when compared to 2023.
Given the recent Earthstone acquisition, the Company expects an increasing portion of its capital budget to be allocated to high returning inventory in New Mexico. During 2024, Permian Resources anticipates that approximately 70% of its operating activity will be directed towards the Northern Delaware Basin and approximately 25% towards the Southern Delaware Basin, with the remaining portion to be allocated to its Midland Basin position.
Through its continued focus on being a low-cost leader, Permian Resources anticipates total controllable cash costs of approximately $7.40 to $8.60 per Boe, consisting of $5.50 to $6.00 per Boe for LOE, $1.00 to $1.50 per Boe for GP&T and $0.90 to $1.10 per Boe for cash G&A. Notably, the mid-point represents an 11% reduction in total controllable cash costs compared to Permian Resources and Earthstone’s combined third quarter 2023 costs, demonstrating the Company’s ability to execute on its synergy targets.
(For a detailed table summarizing Permian Resources’ 2024 operational and financial guidance, please see the Appendix of this press release.)

Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.05 per share of Class A common stock, or $0.20 per share on an annualized basis. Additionally, based upon fourth quarter financial results, the Board has declared a quarterly variable cash dividend of $0.10 per share of Class A common stock. Combined, the base and variable dividends represent a total cash return of $0.15 per share. The base and variable dividends are payable on March 21, 2024 to shareholders of record as of March 13, 2024. Permian Resources returned additional capital to shareholders in the fourth quarter by repurchasing 5.0 million shares of common stock for $67.0 million at an average weighted price of $13.32 per share.
The Company’s fourth quarter total return of capital, inclusive of the base dividend, variable dividend and share repurchases, was $0.24 per share, a 41% increase from the prior quarter.
“Consistent with our game plan, we continue to return 50% of our quarterly free cash flow after the base dividend to shareholders through dividends and share repurchases,” said James Walter, Co-CEO. “During 2023, Permian Resources delivered approximately $324 million, or $0.47 per share, in dividends to shareholders. Additionally, we repurchased 10.0 million shares for approximately $125 million during the year at an average weighted price of $12.46 per share, driving incremental value for our shareholders.”
Year-End 2023 Proved Reserves
Permian Resources reported year-end 2023 total proved reserves of 925 MMBoe compared to 582 MMBoe at prior year-end. Proved developed reserves were 704 MMBoe (76% of total proved reserves) at December 31, 2023. Proved and proved developed reserves growth per share2 increased 15% and 49%, respectively, at year-end 2023 compared to the previous year-end.
Netherland Sewell & Associates, Inc., an independent reserve engineering firm, prepared Permian Resources’ year-end reserves estimates for the year ended December 31, 2023. (For additional information relating to our reserves, please see the Appendix of this press release.)
Annual Report on Form 10-K
Permian Resources’ financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, February 28, 2024 at 8:00 a.m. Central (9:00 a.m. Eastern) to discuss fourth quarter and full year 2023 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (888) 259-6580 (Conference ID: 41855841) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (877) 674-7070 (Passcode: 855841) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our ability to realize the anticipated benefits and synergies from the Earthstone merger and effectively integrate Earthstone’s assets;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the Earthstone merger, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Net Income, Adjusted Free Cash Flow, Adjusted Free Cash Flow per Adjusted Basic Share and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
2) Reserves per share calculated utilizing Basic shares outstanding of Class A Common Stock and Class C Common Stock at period year-end.
Contacts:
Hays Mabry – Sr. Director, Investor Relations
Mae Herrington – Engineering Advisor, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our 2024 operational and financial guidance are presented below:

	2024 FY Guidance
Net average daily production (Boe/d)	300,000	—	325,000
Net average daily oil production (Bbls/d)	145,000	—	150,000

Production costs
Lease operating expenses ($/Boe)	$5.50	—	$6.00
Gathering, processing and transportation expenses ($/Boe)	$1.00	—	$1.50
Cash general and administrative ($/Boe)(1)	$0.90	—	$1.10
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,100

Operated drilling program
TILs (gross)	~250
Average working interest	~75%
Average lateral length (feet)	~9,300
(1)    Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenues (in thousands):
Oil sales	$962,720	$612,490	$2,696,777	$1,622,035
Natural gas sales(1)	47,954	76,454	142,077	276,957
NGL sales(2)	112,012	72,612	282,039	232,273
Oil and gas sales	$1,122,686	$761,556	$3,120,893	$2,131,265

Average sales prices:
Oil (per Bbl)	$76.61	$81.81	$75.84	$88.95
Effect of derivative settlements on average price (per Bbl)	0.53	2.41	1.81	(4.85)
Oil including the effects of hedging (per Bbl)	$77.14	$84.22	$77.65	$84.10

Average NYMEX WTI price for oil (per Bbl)	$78.32	$82.64	$77.62	$94.24
Oil differential from NYMEX	(1.71)	(0.84)	(1.78)	(5.29)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$1.50	$3.64	$1.60	$4.86
Effect of derivative settlements on average price (per Mcf)	0.09	0.43	0.29	(0.53)
Natural gas including the effects of hedging (per Mcf)	$1.59	$4.07	$1.89	$4.33

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.74	$5.55	$2.53	$6.38
Natural gas differential from NYMEX	(1.24)	(1.91)	(0.93)	(1.52)

NGL price excluding the effects of GP&T (per Bbl)(2)	$21.57	$28.03	$22.83	$35.97

Net production:
Oil (MBbls)	12,566	7,487	35,560	18,235
Natural gas (MMcf)	44,048	24,610	119,182	59,692
NGL (MBbls)	6,328	2,966	15,569	6,750
Total (MBoe)(3)	26,234	14,556	70,992	34,934

Average daily net production:
Oil (Bbls/d)	136,590	81,378	97,424	49,958
Natural gas (Mcf/d)	478,781	267,503	326,525	163,539
NGL (Bbls/d)	68,774	32,246	42,654	18,494
Total (Boe/d)(3)	285,161	158,208	194,499	95,708

(1)    Natural gas sales for the three months and year ended December 31, 2023 include $18.2 million and $48.9 million, respectively, of gathering, processing and transportation costs (“GP&T”) that are reflected as a reduction to natural gas sales and $13.1 million for the three months and year ended December 31, 2022. Natural gas average sales price, however, excludes $0.41 per Mcf of such GP&T charges for the three months and year ended December 31, 2023 and $0.53 and $0.22 per Mcf for the three months and year ended December 31, 2022.
(2)    NGL sales for the three months and year ended December 31, 2023 include $24.4 million and $73.3 million, respectively of GP&T that are reflected as a reduction to NGL sales and $10.6 million for the three months and year ended December 31, 2022. NGL average sales price, however, excludes $3.87 and $4.71 per Bbl of such GP&T charges for the three months and year ended December 31, 2023 and $3.56 and $1.56 per Bbl for the three months and year ended December 31, 2022.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating costs (in thousands):
Lease operating expenses	$130,439	$73,289	$373,772	$171,867
Severance and ad valorem taxes	84,384	54,233	240,762	155,724
Gathering, processing, and transportation expense	31,316	20,246	89,282	97,915
Operating cost metrics:
Lease operating expenses (per Boe)	$4.97	$5.04	$5.26	$4.92
Severance and ad valorem taxes (% of revenue)	7.5%	7.1%	7.7%	7.3%
Gathering, processing, and transportation expense (per Boe)	1.19	1.39	1.26	2.80

Permian Resources Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating revenues
Oil and gas sales	$1,122,686	$761,556	$3,120,893	$2,131,265
Operating expenses
Lease operating expenses	130,439	73,289	373,772	171,867
Severance and ad valorem taxes	84,384	54,233	240,762	155,724
Gathering, processing and transportation expenses	31,316	20,246	89,282	97,915
Depreciation, depletion and amortization	367,427	182,052	1,007,576	444,678
General and administrative expenses	39,126	75,617	161,855	159,554
Merger and integration expense	97,260	12,469	125,331	77,424
Impairment and abandonment expense	5,947	244	6,681	3,875
Exploration and other expenses	4,669	4,765	19,337	11,378
Total operating expenses	760,568	422,915	2,024,596	1,122,415
Net gain (loss) on sale of long-lived assets	82	13	211	(1,314)
Income from operations	362,200	338,654	1,096,508	1,007,536

Other income (expense)
Interest expense	(63,024)	(39,358)	(177,209)	(95,645)
Net gain (loss) on derivative instruments	190,684	(60,019)	114,016	(42,368)
Other income (expense)	1,648	291	2,333	609
Total other income (expense)	129,308	(99,086)	(60,860)	(137,404)

Income before income taxes	491,508	239,568	1,035,648	870,132
Income tax expense	(78,889)	(40,860)	(155,945)	(120,292)
Net income	412,619	198,708	879,703	749,840
Less: Net income attributable to noncontrolling interest	(157,265)	(115,658)	(403,397)	(234,803)
Net income attributable to Class A Common Stock	$255,354	$83,050	$476,306	$515,037

Income per share of Class A Common Stock:
Basic	$0.56	$0.29	$1.36	$1.80
Diluted	$0.51	$0.26	$1.24	$1.61

Weighted average Class A Common Stock outstanding:
Basic	459,593	288,512	349,213	286,160
Diluted	500,919	329,454	389,096	322,816

Permian Resources Corporation
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$73,290	$59,545
Accounts receivable, net	481,060	282,846
Derivative instruments	70,591	100,797
Prepaid and other current assets	25,451	20,602
Total current assets	650,392	463,790
Property and equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,401,317	1,424,744
Proved properties	15,036,687	8,869,174
Accumulated depreciation, depletion and amortization	(3,401,895)	(2,419,692)
Total oil and natural gas properties, net	14,036,109	7,874,226
Other property and equipment, net	43,647	15,173
Total property and equipment, net	14,079,756	7,889,399
Noncurrent assets
Operating lease right-of-use assets	59,359	64,792
Other noncurrent assets	176,071	74,611
TOTAL ASSETS	$14,965,578	$8,492,592

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,167,525	$562,156
Operating lease liabilities	33,006	29,759
Other current liabilities	41,022	13,654
Total current liabilities	1,241,553	605,569
Noncurrent liabilities
Long-term debt, net	3,848,781	2,140,798
Asset retirement obligations	121,417	40,947
Deferred income taxes	422,627	4,430
Operating lease liabilities	28,302	41,341
Other noncurrent liabilities	73,150	3,211
Total liabilities	5,735,830	2,836,296

Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 544,610,984 shares issued and 540,789,758 shares outstanding at December 31, 2023 and 298,640,260 shares issued and 288,532,257 shares outstanding at December 31, 2022	54	30
Class C: 230,962,833 shares issued and outstanding at December 31, 2023 and 269,300,000 shares issued and outstanding at December 31, 2022	23	27
Additional paid-in capital	5,766,881	2,698,465
Retained earnings (accumulated deficit)	569,139	237,226
Total shareholders’ equity	6,336,097	2,935,748
Noncontrolling interest	2,893,651	2,720,548
Total equity	9,229,748	5,656,296
TOTAL LIABILITIES AND EQUITY	$14,965,578	$8,492,592

Permian Resources Corporation
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$879,703	$749,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,007,576	444,678
Stock-based compensation expense - equity awards	78,418	116,480
Stock-based compensation expense - liability awards	—	(24,174)
Impairment and abandonment expense	6,681	3,875
Deferred tax expense (benefit)	152,383	119,679
Net (gain) loss on sale of long-lived assets	(211)	1,314
Non-cash portion of derivative (gain) loss	(14,606)	(77,737)
Amortization of debt issuance costs, debt discount and debt premium	11,326	15,362
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	36,336	(66,824)
(Increase) decrease in prepaid and other assets	(27,267)	(1,751)
Increase (decrease) in accounts payable and other liabilities	83,160	90,929
Net cash provided by operating activities	2,213,499	1,371,671
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(234,288)	(8,858)
Drilling and development capital expenditures	(1,524,899)	(771,577)
Cash (paid) received for businesses acquired in mergers, net of cash received	39,832	(496,671)
Purchases of other property and equipment	(34,483)	(3,563)
Contingent considerations received related to divestiture	60,000	—
Proceeds from sales of oil and natural gas properties	115,459	75,620
Net cash used in investing activities	(1,578,379)	(1,205,049)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	1,950,000	1,115,000
Repayment of borrowings under revolving credit facility	(2,335,000)	(755,000)
Repayment of credit facility acquired in mergers	(830,000)	(400,000)
Proceeds from issuance of senior notes	997,500	—
Debt issuance costs	(15,169)	(19,833)
Proceeds from exercise of stock options	534	109
Share repurchases	(162,420)	(19,010)
Dividends paid	(141,947)	(14,426)
Distributions paid to noncontrolling interest owners	(94,686)	(13,465)
Net cash (used in) provided by financing activities	(631,188)	(106,625)
Net increase (decrease) in cash, cash equivalents and restricted cash	3,932	59,997
Cash, cash equivalents and restricted cash, beginning of period	69,932	9,935
Cash, cash equivalents and restricted cash, end of period	$73,864	$69,932

Reconciliation of cash, cash equivalents and restricted cash presented on the consolidated statements of cash flows for the periods presented:

	Year Ended December 31,
	2023	2022
Cash and cash equivalents	$73,290	$59,545
Restricted cash	$574	$10,387
Total cash, cash equivalents and restricted cash	$73,864	$69,932

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$255,354	$45,433	$73,399	$102,120	$83,050
Net income attributable to noncontrolling interest	157,265	52,896	75,555	117,681	115,658
Interest expense	63,024	40,582	36,826	36,777	39,358
Income tax expense	78,889	16,254	26,548	34,254	40,860
Depreciation, depletion and amortization	367,427	236,204	215,726	188,219	182,052
Impairment and abandonment expense	5,947	245	244	245	244
Non-cash derivative (gain) loss	(180,179)	161,672	18,678	(14,777)	88,635
Stock-based compensation expense(1)	8,495	15,633	35,042	16,707	54,342
Exploration and other expenses	4,669	5,031	5,263	4,374	4,765
Merger and integration expense	97,260	10,422	4,350	13,299	12,469
(Gain) loss on sale of long-lived assets	(82)	(63)	—	(66)	(13)
Adjusted EBITDAX	$858,069	$584,309	$491,631	$498,833	$621,420
(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended December 31, 2023, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	December 31, 2023
Long-term debt, net	3,848,781
Unamortized debt discount, debt issuance costs and debt premium on senior notes	17,018
Long-term debt	3,865,799
Less: cash and cash equivalents	(73,290)
Net debt (Non-GAAP)	3,792,509
LQA EBITDAX(1)	3,432,276
Net debt-to-LQA EBITDAX	1.1

(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended December 31, 2023, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,
(in thousands)	2023	2022
Basic weighted average shares of Class A Common Stock outstanding	459,593	288,512
Weighted average shares of Class C Common Stock	244,039	269,300
Adjusted basic weighted average shares outstanding	703,632	557,812

Basic weighted average shares of Class A Common Stock outstanding	459,593	288,512
Add: Dilutive effects of Convertible Senior Notes	28,090	27,074
Add: Dilutive effects of equity awards and ESPP shares	13,236	13,868
Diluted weighted average shares of Class A Common Stock outstanding	500,919	329,454
Weighted average shares of Class C Common Stock	244,039	269,300
Adjusted diluted weighted average shares outstanding	744,958	598,754

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow and adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less incurred capital expenditures and adjusted free cash flow as free cash flow before non-recurring merger and integration expense.
Our management believes free cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Free cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Accrued Capital Expenditures(1)		Cash Capital Expenditures(2)
	Three Months Ended December 31,		Three Months Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Net cash provided by operating activities	$845,994	$528,295	$845,994	$528,295
Changes in working capital:
Accounts receivable	(94,123)	60,071	(94,123)	60,071
Prepaid and other assets	(543)	1,713	(543)	1,713
Accounts payable and other liabilities	(58,365)	(21,290)	(58,365)	(21,290)
Operating cash flow before working capital changes	692,963	568,789	692,963	568,789
Less: total capital expenditures incurred/paid	(422,917)	(325,200)	(458,206)	(373,685)
Free cash flow	270,046	243,589	234,757	195,104
Merger and integration expense	97,260	12,469	97,260	12,469
Adjusted free cash flow	$367,306	$256,058	$332,017	$207,573

Adjusted basic weighted average shares outstanding	703,632	557,812	703,632	557,812
Adjusted free cash flow per adjusted basic share	$0.52	$0.46	$0.47	$0.37

(1) Utilizes activity-based capital expenditures incurred during the period.
(2) Utilizes cash capital expenditures paid during the period.

Adjusted Net Income
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended December 31,
(in thousands, except per share data)	2023	2022
Net income attributable to Class A Common Stock	$255,354	$83,050
Net income attributable to noncontrolling interest	157,265	115,658
Non-cash derivative (gain) loss	(180,179)	88,635
Merger and integration expense	97,260	12,469
Impairment and abandonment expense	5,947	244
(Gain) loss on sale of long-lived assets	(82)	(13)
Adjusted net income excluding above items	335,565	300,043
Income tax (expense) benefit attributable to the above items(1)	(18,047)	(48,823)
Adjusted Net Income	$317,518	$251,220

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	703,632	557,812
Adjusted net income per adjusted basic share	$0.45	$0.45

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of December 31, 2023 and additional contracts entered into through February 23, 2024:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	January 2024 - March 2024	2,919,100	32,078	$77.10
	April 2024 - June 2024	2,975,500	32,698	76.24
	July 2024 - September 2024	2,990,000	32,500	75.40
	October 2024 - December 2024	2,990,000	32,500	74.61
	January 2025 - March 2025	1,575,000	17,500	73.33
	April 2025 - June 2025	1,592,500	17,500	72.27
	July 2025 - September 2025	1,610,000	17,500	71.25
	October 2025 - December 2025	1,610,000	17,500	70.34

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	January 2024 - March 2024	182,000	2,000	$60.00	-	$76.01
	April 2024 - June 2024	182,000	2,000	60.00	-	76.01
	July 2024 - September 2024	184,000	2,000	60.00	-	76.01
	October 2024 - December 2024	184,000	2,000	60.00	-	76.01

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Put Price ($/Bbl)(3)	Deferred Premium ($/Bbl)(3)
Deferred premium puts	January 2024 - March 2024	227,500	2,500	$65.00	$4.96
	April 2024 - June 2024	227,500	2,500	65.00	4.96
	July 2024 - September 2024	230,000	2,500	65.00	4.96
	October 2024 - December 2024	230,000	2,500	65.00	4.96

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil basis differential swaps	January 2024 - March 2024	3,148,600	34,600	$0.94
	April 2024 - June 2024	3,385,018	37,198	0.95
	July 2024 - September 2024	3,404,000	37,000	0.95
	October 2024 - December 2024	3,404,000	37,000	0.95
	January 2025 - March 2025	1,575,000	17,500	1.09
	April 2025 - June 2025	1,592,500	17,500	1.09
	July 2025 - September 2025	1,610,000	17,500	1.09
	October 2025 - December 2025	1,610,000	17,500	1.09

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(5)
Crude oil roll differential swaps	January 2024 - March 2024	3,148,600	34,600	$0.45
	April 2024 - June 2024	3,385,018	37,198	0.45
	July 2024 - September 2024	3,404,000	37,000	0.45
	October 2024 - December 2024	3,404,000	37,000	0.45
	January 2025 - March 2025	1,575,000	17,500	0.37
	April 2025 - June 2025	1,592,500	17,500	0.37
	July 2025 - September 2025	1,610,000	17,500	0.37
	October 2025 - December 2025	1,610,000	17,500	0.37

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil deferred premium puts are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual put prices for the volumes stipulated.
(4)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(5)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	January 2024 - March 2024	4,104,919	45,109	$3.77
	April 2024 - June 2024	5,906,321	64,905	3.29
	July 2024 - September 2024	5,949,388	64,667	3.43
	October 2024 - December 2024	5,933,899	64,499	3.86
	January 2025 - March 2025	3,600,000	40,000	4.32
	April 2025 - June 2025	3,640,000	40,000	3.65
	July 2025 - September 2025	3,680,000	40,000	3.83
	October 2025 - December 2025	3,680,000	40,000	4.20

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	January 2024 - March 2024	12,740,000	140,000	$(0.90)
	April 2024 - June 2024	10,920,000	120,000	(0.99)
	July 2024 - September 2024	11,040,000	120,000	(0.99)
	October 2024 - December 2024	11,040,000	120,000	(0.98)
	January 2025 - March 2025	3,600,000	40,000	(0.74)
	April 2025 - June 2025	3,640,000	40,000	(0.74)
	July 2025 - September 2025	3,680,000	40,000	(0.74)
	October 2025 - December 2025	3,680,000	40,000	(0.74)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	January 2024 - March 2024	3,640,000	40,000	$0.00

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(4)
Natural gas collars	January 2024 - March 2024	6,815,081	74,891	$2.93	-	$6.81
	April 2024 - June 2024	5,013,679	55,095	2.68	-	5.04
	July 2024 - September 2024	5,090,612	55,333	2.68	-	5.06
	October 2024 - December 2024	5,106,101	55,501	2.75	-	5.29

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas during each applicable monthly settlement period.

(3)    These natural gas basis swap contracts are settled based on the difference between the Houston Ship Channel (“HSC”) price and the NYMEX price of natural gas during each applicable monthly settlement period.
(4)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.